Exhibit 99.3
AMENDMENT NO. 1
to the
EMPLOYMENT AGREEMENT
BETWEEN JOSEPH M. SCAMINACE and OM GROUP, INC.
(Dated May 26, 2005)
     OM Group, Inc. (the “Company”) and Joseph M. Scaminace (the “Executive”) hereby agree to amend the Employment Agreement between the Executive and the Company, dated May 26, 2005 (the “Agreement”), effective November 13, 2006.
AMENDMENT
     The Agreement is hereby amended as follows:
1. A new Section 6(i) is hereby added at the end of Section 6 of the Agreement to read as follows:
          “(i) Section 409A of the Code. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent any provision in this Agreement is or will be in violation of Section 409A of the Code, the Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A and the intent of the parties is maintained to the maximum extent possible. In particular, to the extent that the Executive becomes entitled to a payment or benefit under this Agreement that would constitute a “deferral of compensation” under Section 409A of the Code and the date that the payment would be made or benefit provided would subject the Executive to penalties under Section 409A of the Code, then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided (or will commence to be made or provided), to the extent necessary to comply with the provisions of Section 409A of the Code, to the Executive on the earlier of (a) the Executive’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Executive is a “specified employee” (within the meaning of Section 409A), the Executive’s date of payment shall be the date that is six months after the date of the Executive’s separation of service with the Company, or (b) the Executive’s death. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.”
2. Except as amended herein, the Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Amendment to the Agreement to be executed on its behalf by its duly authorized officer and Executive has executed this Amendment to the Agreement, as of the day and year first above written.

OM GROUP, INC.

By:	/s/ Kenneth Haber

Title:	Vice President and Chief Financial Officer

/s/ Joseph M. Scaminace

Joseph M. Scaminace